Exhibit 99.1

Legacy Education Announces Departure of Marc Scholvinck

CAPE CORAL, Fla., October 2, 2015 (BUSINESS WIRE) -- Legacy Education Alliance, Inc. (OTCQB: LEAI), a leading provider of educational training seminars, conferences and services, announced the departure of Marc Scholvinck from its Board of Directors. Mr. Scholvinck, who served as an independent director and chairman of the board’s Audit Committee, resigned on September 29, 2015 due to conflicting obligations.

“Marc has been a board member for nearly two years, during which time we have come to rely on his eye for detail and to savor his dry wit,” said Anthony Humpage, Legacy Education Alliance CEO. “While we will all miss Marc, we thank him for his service to our board and shareholders, and wish him the very best in his new endeavors.”

The Nominating and Corporate Governance Committee of our board of directors will search for a qualified successor.

About Legacy Education Alliance, Inc.

Legacy Education Alliance, Inc. (http://www.legacyeducationalliance.com) is a leading provider of educational training seminars, conferences and services. Founded in 1992, Legacy Education Alliance, Inc. is a global company dedicated to providing quality financial education with headquarters in the United States, Canada and the United Kingdom. With more than 150 employees and nearly 60 independent contractors worldwide, Legacy Education Alliance, Inc. is committed to bringing the message of financial education to the people of the world.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Form 10-K, filed on March 27, 2015, including but not limited to the discussion under “Risk Factors” therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

Jon Cunningham

RedChip Companies, Inc.

Tel: 1-800-RED-CHIP (733-2447), ext. 107

Email:jon@redchip.com